EXHIBIT 4.13


                     AMENDMENT TO LINE OF CREDIT AGREEMENT

      THIS AMENDMENT (the "amendment") is made and entered into effective as of August 25, 2004, by and between the CORNELL CAPITAL PARTNERS, LP, a Delaware Limited Partnership (the "Investor") and SYNDICATION NET.COM INC., a Delaware Corporation (the "Company").

                                   WITNESSTH:

      WHEREAS, the Company and the Investor entered into a Standby Equity Distribution Agreement, Registration Rights Agreement, Escrow Agreement, and a Placement Agent Agreement dated June 15, 2004 (individually referred to as the "Standby Equity Distribution Agreement", the "Registration Rights Agreement", the "Escrow Agreement", and the "Placement Agent Agreement" collectively referred to as the "Transaction Documents"); and

      WHEREAS, the parties desire to amend the terms of Standby Equity Distribution Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the promises and the mutual promises, conditions and covenants herein contained and in the Transaction Documents, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. The Standby Equity Distribution Agreement is hereby amended by deleting
Article II Section 2.6(i) in its entirety and inserting in lieu thereof the following:

      Section 2.6 Lock Up Period.

      (i) During the Commitment Period, other than the shares of the Company's Common Stock to be issued pursuant to the Secured Convertible Debenture purchased pursuant to the Securities Purchase Agreement dated the date hereof, the Company shall not issue or sell (i) any Common Stock or Preferred Stock without consideration or for a consideration per share less than the Bid Price on the date of issuance or (ii) issue or sell any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than the Bid Price on the date of issuance.


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      2.  The  Standby  Equity  Distribution  Agreement  is  hereby  amended  by inserting Article IV Section 4.27 as follows:

Section 4.27 No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the shares of the Company's Common Stock to be issued pursuant to the Standby Equity Distribution Agreement.

      3. The Standby Equity Distribution Agreement is hereby amended by deleting
Article X Section 10.1 in its entirety and inserting in lieu thereof the following:

      Section 10.1 Assignment. Neither this Agreement nor any rights of the Company or the Investor hereunder may be assigned to any other Person.

      4. Except as set forth hereinabove, all other terms and provisions of the Transaction Documents shall remain in full force and effect.

      IN WITNESS WHEREOF the parties have hereunto set their hands and seals the day and year set above set forth.


                                    COMPANY:
                                    SYNDICATION NET.COM INC.

                                    By: /s/ Brian Sorrentino
                                        --------------------------------
                                    Name:  Brian Sorrentino
                                    Title: CEO


                                    INVESTOR:
                                    CORNELL CAPITAL PARTNERS, LP

                                    BY:  YORKVILLE ADVISORS, LLC
                                    ITS: GENERAL PARTNER

                                    By: /s/ Mark Angelo
                                        --------------------------------
                                    Name:  Mark Angelo
                                    Title: Portfolio Manager